EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Expiration of Exchange Offers

New York, NY – February 21, 2007 – Alcoa Inc. announced the expiration of its offers to exchange (the “Offers”) up to $1,500,000,000 aggregate principal amount of its outstanding 7-3/8% notes due 2010 (the “2010 notes”), 6-1/2% notes due 2011 (the “2011 notes”), and 6% notes due 2012 (the “2012 notes” and collectively with the 2010 notes and 2011 notes, the “old notes”) for up to $1,500,000,000 aggregate principal amount of its new 5.72% notes due 2019 (the “2019 notes”) and new 5.87% notes due 2022 (the “2022 notes” and collectively with the 2019 notes, the “new notes”), and cash. The Offers, which commenced on January 23, 2007, expired at midnight, New York City time, on February 20, 2007 (the “Expiration Date”).

As of the Expiration Date, the principal amount of each series of the old notes validly tendered and not validly withdrawn was as follows:

Old Notes	Principal Amount of Old Notes Tendered
2010 Notes	$488,527,000
2011 Notes	$416,392,000
2012 Notes	$483,231,000

Total:	$1,388,150,000

Based on the amount of old notes tendered in exchange for new notes and in accordance with the terms of the Offers, Alcoa will accept, without proration, all of the old notes validly tendered and not validly withdrawn as set forth above.

As announced on February 15, 2007, the total exchange price for each $1,000 principal amount of:

(a)	2010 notes tendered and accepted for payment is $1,072.64, consisting of $1,000 principal amount of new notes and $72.64 in cash;

(b)	2011 notes tendered and accepted for payment is $1,053.20, consisting of $1,000 principal amount of new notes and $53.20 in cash; and

(c)	2012 notes tendered and accepted for payment is $1,036.48, consisting of $1,000 principal amount of new notes and $36.48 in cash.

The total exchange price includes an early participation amount that is payable only to holders of old notes that validly tendered and did not validly withdraw their old notes at or prior to 5:00 p.m., New York City time, on February 5, 2007 (the “early participation date”). Holders of old notes that validly tendered their old notes after the early participation date but prior to the expiration date of the exchange offers will receive the total exchange price less the early participation amount. Alcoa will also pay accrued and unpaid interest on the old notes that are accepted for exchange in the Offers to, but not including, the settlement date. The settlement date is expected to be February 23, 2007.

The new notes will be issued only (i) to holders of old notes that have certified certain matters to Alcoa, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (ii) outside the United States, to holders of old notes who are non-U.S. persons in compliance with Regulation S under the Securities Act.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The Offers were made only pursuant to the Offering Memorandum dated January 23, 2007 and only to such persons and in such jurisdictions as was permitted under applicable law.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has 123,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.